PROMISSORY NOTE
                               ---------------

Initial Principal Amount:  $150,000.00           District of Columbia
Interest Rate:  8.00 percent per annum           April 12, 2001

    FOR VALUE RECEIVED, I, Teresa Y. Hodge of 13304 Keverton
Drive, Upper Marlboro, MD 20774 ("Maker"), on or before the expiration of five (5) years from the date of this note, promise to pay to Covenant EcoNet ("Payee"), a Nevada Corporation, with an address of 58 Hawthorne Court, NE, Suite 1316, Washington, D.C. 20017, the principal sum of One Hundred Fifty Thousand Dollars ($150,000.00), together with simple interest thereon at the interest rate of eight percent (8%) per year, pursuant to the terms of this Promissory Note (ANote@). Interest shall be simple interest and shall be calculated based on the premise that a year contains three hundred sixty (360) days and shall be charged on a per diem basis consisting of bi-annual periods of one-hundred eighty (180) days each. Interest shall begin to accrue as of April 12, 2001.

    The amount of Maker=s bi-annual payments under this Note is referred to herein as the APayment Amount@. The Payment Amount consists of ten (10) equal payments of principal, plus interest thereon. Scheduled payments shall be as follows:

On or before:            Maker shall pay Lender a payment in the amount of:
October 11, 2001                                      $21,000.00
April 11, 2002                                        $21,000.00
October 11, 2002                                      $19,800.00
April 11, 2003                                        $19,800.00
October 11, 2003                                      $18,600.00
April 11, 2004                                        $18,600.00
October 11, 2004                                      $17,800.00
April 11, 2005                                        $17,800.00
October 11, 2005                                      $16,200.00
April 11, 2006                                        $16,200.00

    Maker shall have the right to prepay the entire outstanding balance of this Note, in whole or in part, at any time or from time to time, without premium or additional interest or any other such penalty. Any prepayments made hereunder shall be applied to the next succeeding Payment Amount falling due hereunder.

    All payments hereunder shall be payable to the order of Payee at 58 Hawthorne Court, Suite 1316, NE, Washington, D.C. 20017, or at such other place as shall be designated, in writing, from time to time, by Payee. All payments hereunder shall be made by check. Maker shall bear all costs and fees associated with any returned check for any reason whatsoever.

    If default is made in the payment when due of any part or installment of interest, then, at the sole option of the payee and without notice, the whole sum of principal and interest shall become immediately due and payable.

    This note shall be governed by and construed in accordance with the laws of the District of Columbia.

    In the event a suit is commenced to enforce payment of this note, I agree to pay such additional sum as attorney fees as the court may adjudge reasonable.





WITNESS/ATTEST:                            COVENANT ECONET, INC.
                                           a Nevada corporation



By: /S/                           By:      /S/
    --------------------                   --------------------------------

                                           Marcus D. Dukes
                                           Its:  President
                                           Date: April     , 2001
                                                       ----






WITNESS/ATTEST:                            TERESA Y. HODGE



By: /S/                           By:      /S/
    --------------------                   --------------------------------

                                           Date: April     , 2001
                                                       ----